EXHIBIT 4.1


THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THIS NOTE AND/OR SUCH SECURITIES, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE NOTE AND/OR SUCH SECURITIES SATISFACTORY TO THE CORPORATION STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND THE QUALIFICATION REQUIREMENTS UNDER STATE LAW.



                            U.S. WIRELESS DATA, INC.

                        10%, UNSECURED and NONASSIGNABLE,

                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

                                DUE JUNE 2, 1998



$150,000                                                            June 3, 1997

1) Obligation. FOR VALUE RECEIVED, U.S. Wireless Data, Inc, a Colorado corporation (hereinafter called the "Corporation"), hereby promises to pay entrenet Group LLC (hereinafter called the "Holder") the principal sum of One Hundred Fifty Thousand Dollars ($150,000) payable in one payment of principal and all accrued interest due on June 2, 1998 (the "Payment Date"), unless earlier converted pursuant to the terms of this Debenture. Interest shall accrue on this Debenture at the rate of ten percent (10%) per annum (based on a 360-day year, 30-day month) until payment in full of principal.

2) Medium of Payment. The principal and interest on this promissory note (this "Note") are payable in lawful money of the United States of America at the Holder's address set forth below, or at such other address as the Holder hereof may from time to time designate to the Corporation in writing.

3) Prepayment. The Corporation may not prepay this Note in whole or in part at any time prior to due date of this Note.

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                                 Initial:  entrenet /s/ JB     Company /s/ EK
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4)   Subordination.

         a. Senior  Indebtedness.  The payment of principal and interest on this
     Note is subordinated to the prior payment in full of all Senior Indebtedness of the Corporation, whether outstanding on this date or thereafter. Senior Indebtedness is defined as the principal of, and premium and interest on, indebtedness of the Corporation for money borrowed from, or the payment of which has been guaranteed to, persons, firms or
     corporations  which  engage  in  lending  money,  including,   but  without
     limitation, banks, trust and charitable trusts, pension trusts, governmental lenders and other investing organizations, evidenced by notes or similar obligations.

         b.  Accelerated  Maturity.  If this Note is  declared  due and  payable before its express maturity because of the occurrence of an event of default as defined in this Note, the Holder will be entitled to payment only after there is first paid in full on the then outstanding Senior Indebtedness all principal and interest then due and payable by acceleration or otherwise, or after payment shall be provided for in a manner satisfactory to the holders of such Senior Indebtedness.

         c. No Reduction in Corporation's Obligations. No present or future holder of Senior Indebtedness will be prejudiced by the Holder's right to enforce this Note by any act or failure to act on the part of the Corporation. The provisions of this Section 4 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Holder of this Note on the other hand, and nothing in this Note will impair as between the Corporation and the Holder, the Corporation's obligation to pay to the Holder the principal and interest in accordance with its terms, nor will anything in this Note prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default hereunder subject only to the rights, if any, under this Section of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the Holder.

5)   Conversion.

         a. Timing. This Note is convertible into fully paid and nonassessable shares of the Corporation's Common Stock, at the option of the Holder, at any time and from time to time thereafter in whole or in part during the term of this Note. The Corporation agrees to reserve sufficient shares for issuance during the remaining term of this Note so as to be able to honor the exercise of the conversion privilege, subject to the Corporations increase in Common Stock to be presented at the next Shareholders' Meeting..

         b. Conversion Price. The Note shall be convertible into the Corporation's Common Stock at a price of fifty cents ($0.50) per share. The Conversion is payable by the cancellation of principal and any accrued interest on this Note.

          c. Notice of Conversion and Rights. In order to exercise the conversion privilege granted to the Holder of this Note, the Holder will surrender this Note to the
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                                 Initial:  entrenet /s/ JB     Company /s/ EK
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     Corporation with duly executed Notice of Conversion  specifying the portion of the principal amount and any accrued and unpaid interest of the Note to be converted. If the Common Stock into which this Note is convertible is to be issued in a name or names other than that of the Holder, the Notice of Conversion must bear or be accompanied by proper endorsement or assignment of this Note. The Common Stock issued upon the conversion of this Note will not be entitled to any dividend declared upon such stock prior to the date of the receipt by the Corporation of such Notice of Conversion, and upon such conversion, the Holder will not be entitled to any interest on this Note not due and payable at or prior to the date such Notice of Conversion is received by the Corporation.

         d. Surrender and Cancellation of Note. This Note will be deemed to have been surrendered for conversion and converted at the close of business on the date on which it is received by the Corporation or a designated agent of the Corporation with the duly executed Notice of Conversion, and on such receipt, the Corporation will promptly issue and deliver to the person or persons entitled a certificate or certificates of its Common Stock evidencing the number of shares into which this Note will have been converted, together with a new Note representing the unconverted and unredeemed portion, if any, of the Note so converted. The new Note shall be payable to the Holder and dated as of the date to which interest has been paid on the converted Note. Such new Note shall otherwise be identical to the converted Note. The Corporation will then cancel this Note. Only whole shares of the Corporation's Common Stock will be issued on any conversion. In the event that Holder of this Note is entitled to a faction of a share of Common Stock, the Corporation shall instead pay such holder the cash equivalent of that fractional share, computed by multiplying the fraction by the applicable Conversion Price.

6) The Corporation's Obligation to Register. If the Corporation at any time proposes to initiate a registration of its securities under the Securities Act of 1933, as amended (the "Securities Act") and thereafter to register any of its securities under the Securities Act (other than a registration effected solely to implement an employee benefit plan, a transaction to which Rule 145 of the Commission is applicable or any other form or type of registration in which Registrable Securities cannot be included pursuant to Commission rule or practice), it will give written notice to Holder of this Note of its intention to do so. If such registration is proposed to be on a form which permits inclusion of the Stock underlying the conversion of this Note, upon the written request from any Holder within 20 days after transmittal by the Corporation to the Holder of such notice, the Corporation will, subject to the limits contained in this Section, use its best efforts to cause all such Stock underlying the conversion of this Note to be registered under the Securities Act and qualified for sale under any relevant state blue sky law, all to the extent requisite to permit such sale or other disposition by Holder of the Stock so registered. Notwithstanding any other provision of this Section, if the underwriter managing such registration notifies the Holder in writing that market or economic conditions limit the amount of securities which may reasonably be expected to be sold, Holder will at a minimum be allowed to register their Stock pro rata based on the ratio of the total number of shares of Stock to be offered for sale by the Corporation to the total shares outstanding just

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                                  Initial:  entrenet /s/ JB     Company /s/ EK
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    prior to the  offering.  The  Corporation  and  entrenet  will enter into a customary registration agreement setting forth the terms of such registration at the time the Corporation proposes to register any shares for entrenet.

7)   Default.

         a. Events of Default. Without notice, except as expressly provided herein, the following will be deemed to be events of default:

                  i. Covenants. Failure on the part of the Corporation to observe or perform any of the covenants or agreements on the part of the Corporation contained in this Note after (A) written notice of such failure, requiring the Corporation to remedy the same, has been given to the Corporation by the Holder, and (B) such failure has continued without remedy for a period of thirty days; or

                  ii. Receivership. The entry of a decree or order of a court having jurisdiction in the matter for the appointment of a receiver and such decree or order has continued in force undischarged or unstayed for a period of one hundred twenty days; or

                  iii.Bankruptcy.  The Corporation  institutes proceedings to be adjudged a voluntary bankrupt, or consents to the filing of bankruptcy proceedings against it, or files a petition or answer or consent seeking reorganization under the National Bankruptcy Act or any other similar or applicable federal or state law, or consents to the filing of any such petition, or consents to the appointment of a receiver, liquidator, or trustee in bankruptcy, or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or

                  iv. Attachment.  Any judgment,  writ, or warrant of attachment or of any similar process in an amount in excess of $100,000 is entered or filed against the Corporation or against any of its property or assets and remains unpaid, unvacated, unbonded or unstayed for a period of 120 days.

         b. Acceleration of Maturity. If any one or more of the foregoing events of default occurs, the Holder, by notice in writing to the Corporation, may declare the principal of and all accrued interest on this Note then outstanding immediately due and payable without further notice or demand; provided, however, that at any time after such declaration the same may be rescinded and such event of default may be waived by the Holder by written notice to the Corporation.

         c. Payment on Acceleration. Upon any such acceleration of the maturity of this Note, the Corporation will within 90 days pay to the Holder the entire principal balance unpaid on this Note, together with accrued interest thereon to the date of such payment.

         d. Failure to Pay. If the Corporation fails to make payment to the Holder as provided in the preceding Subsection (Payment on Acceleration), the Holder will be entitled and empowered to take such measures as may be appropriate to enforce the
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                                 Initial:  entrenet /s/ JB     Company /s/ EK
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     Corporation's  obligations  under this Note,  by  judicial  proceedings  or otherwise. If suit is brought to enforce payment of this Note, the Corporation promises to pay reasonable attorneys' fees to be fixed by the Court.

8) Anti-dilution. If the Corporation elects to combine or subdivide its Common Stock, the ratio used to determine the number of new shares to be issued in exchange for the existing shares will be applied to the number of shares into which this Note may be converted as provided in this Note, and the conversion price will be appropriately adjusted.

9) No Assignment. This Note is unsecured, non-transferable and non-assignable. Holder may not sell, assign, pledge, hypothecate or otherwise transfer this Note

10) Notices. Any communication or notices may be delivered or mailed to the offices of the Corporation at its principal place of business and to the Holder at the Holder's address set forth below, or to such other addresses as the Corporation, or Holder, may designate in writing from time to time.

11) Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California residents entered into and so be performed entirely within the State of California.

Executed as of June 3,1997



By: /s/  Evon Kelly
    -------------------
         Evon Kelly
         Chief Executive Officer

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                                Initial:  entrenet /s/ JB     Company /s/ EK
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The name and address of the registered Holder of this Note is:

entrenet Group LLC
5213 El Mercado Parkway, Suite D
Santa Rosa, California 95403